Marina Biotech Appoints Uli Hacksell, Ph.D. and Robert C. Moscato to Board of Directors

City of Industry, CA – June 29, 2018 – Marina Biotech, Inc. (OTCQB: MRNA), a commercial stage pharmaceutical company focused on the development and commercialization of innovative therapeutics for hypertension, arthritis, pain and oncology, today announced that each of Uli Hacksell, Ph.D. and Robert C. Moscato, Jr. has been appointed to serve as a member of its Board of Directors, with Dr. Hacksell also being appointed to serve as Chairman of the Board. Dr. Hacksell has agreed to devote half of his business time to Marina. Mr. Moscato currently serves as the Chief Executive Officer of the Company. Each of the foregoing appointments is effective July 1, 2018.

Dr. Hacksell, age 67, has served as Chairman of the Board of Directors of Cerecor Inc. since May 2015 and as President and Chief Executive Officer of Cerecor Inc. from January 2016 to August 2017. From September 2000 to March 2015, Dr. Hacksell served as the Chief Executive Officer and as a director of ACADIA Pharmaceuticals Inc. From February 1999 to September 2000, he served as the Executive Vice President of Drug Discovery of ACADIA. Previously, Dr. Hacksell held various senior executive positions at Astra AB, a pharmaceutical company, including Vice President of Drug Discovery and Technology, and President of Astra Draco AB, one of Astra’s largest research and development subsidiaries. He also served as Vice President of CNS Preclinical R&D at Astra Arcus, another Astra subsidiary. Earlier in his career, Dr. Hacksell held the positions of Professor of Organic Chemistry and Department Chairman at Uppsala University in Sweden and served as Chairman and Vice Chairman of the European Federation of Medicinal Chemistry. He currently serves as a director on the boards of Index Pharmaceuticals, Medivir, Beactica and Uppsala University. Dr. Hacksell received his Master of Pharmacy and a Ph.D. in Medicinal Chemistry from Uppsala University.

Mr. Moscato, age 42, has served as the Chief Executive Officer of the Company since June 18, 2018. He is a serial pharmaceutical entrepreneur who has amassed his knowledge during more than 20 years in the pharmaceutical industry, including c-suite leadership and commercial roles. He has successfully built companies from the ground to an integrated organization. Mr. Moscato served as the President and Chief Operating Officer of Cerecor, Inc. (NASDAQ: CERC) from November 2017 until March 2018, and he served on the Board of Directors of Cerecor Inc. from November 2017 until May 2018. Mr. Moscato co-founded Zylera Pharmaceuticals, LLC and served as the CEO for over six years until it was acquired by Cerecor, Inc. in November 2017. Prior to that, Mr. Moscato served as Chief Operating Officer of Deston Therapeutics LLC. Mr. Moscato initially built his career in commercial roles of increasing responsibility with GlaxoSmithKline, where he was a member of the brand team that led the launch of Wellbutrin XL – one of the fastest launches in pharmaceutical history. Mr. Moscato earned an A.S. degree in Food and Nutrition from SUNY Farmingdale, a B.S. in Healthcare Management from St. Francis College and an M.B.A. from Iona College.

“Marina is at a very exciting inflection point,” Mr. Moscato said. “The company is building a commercial platform and infrastructure; and launching its first commercial product – PRESTALIA. We will focus on improving patient’s lives and growing the company both organically and through licensing and acquisitions. I want to thank Dr. Hacksell for joining me on the Board, and I look forward to working collaboratively with him. Dr. Hacksell’s vast experience will be highly valuable for Marina as it seeks to achieve its goals of improving the lives of patients and increasing shareholder value.”

“I am excited to join the Board of Marina,” Dr. Hacksell said. “Marina is in good hands under the leadership of Robert Moscato, and I am happy to help Marina achieve its goals in any way I can.”

About Marina Biotech

Our mission is to provide effective and patient centric treatment for hypertension, including resistant hypertension, by creating a platform for the effective treatment of hypertension as well as for the distribution of fixed dose combination hypertensive drugs such as Prestalia and other drugs in our pipeline. The Company’s commercial product, Prestalia, is approved by US FDA for the treatment of hypertension and is being commercialized through the Company’s proprietary DyrctAxess platform. The Company is also developing and commercializing late stage, non-addictive pain therapeutics. The Company’s ‘next-generation of celecoxib,’ including IT-102 and IT-103, are designed to control the dangerous side-effect of edema that prohibits the celecoxib from being prescribed at higher doses. The Company further believes that the current opioid addiction epidemic in the U.S. has been driven in part by the withdrawal from the market of certain COX-2 inhibitors due to their associated risk of cardiovascular-related adverse events, and the Company hopes to be a mitigant to that epidemic. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain funding to support its clinical development and commercialization activities; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that was filed on April 17, 2018. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

PR and Investor Contact:

Falguni Trieu
Email: ftrieu@marinabio.com